Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 10.32

EXCLUSIVE LICENSE
AGREEMENT
BETWEEN
WATERSTONE PHARMACEUTICAL (HK) LIMITED
AND
SCYNEXIS, INC.
DATED AS OF
October 29, 2014

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EXCLUSIVE LICENSE
AGREEMENT
THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”), dated as of October 29, 2014, is entered into by and between Waterstone Pharmaceutical (HK) Limited, a company organized and existing under the laws of Hong Kong SAR, having offices located at Suite 3201, Tower Two, Lippo Centre, 89 Queensway, Admiralty, Hong Kong (“Waterstone”), and SCYNEXIS, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices located at 3501C Tricenter Boulevard, Durham North Carolina, USA 27713 (“Scynexis”).
PRELIMINARY STATEMENTS

A.
Scynexis owns, and/or has exclusive rights to, the Patents, as defined herein, and Scynexis Know-how, as defined herein, in existence as of the Effective Date relating to the Compound, as defined herein.

B.
Waterstone wishes obtain an exclusive license to develop and commercialize the Compound for the treatment of viral diseases, worldwide upon the terms and conditions set forth in this Agreement and to also obtain an option to exclusively license the Next Generation Compounds, as defined herein.

C.	Scynexis is willing grant such exclusive license and such option to Waterstone, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1.	DEFINITIONS
As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context dictates otherwise:
1.1    “ACAB Laws” all anti-bribery and anti-corruption legislation applicable in the United States and the Territory.
1.2    “Affiliate” with respect to any Party, shall mean any entity controlling, controlled by, or under common control with, such Party. For these purposes, “control” shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of an entity.
1.3    “Agent” shall mean a third party acting on behalf of “Waterstone” or “Scynesis”.
1.4    “Asia” shall mean all the following countries and territories in Asia: Afghanistan, Bahrain, Bangladesh, Bhutan, Brunei, Burma, Cambodia, China, East Timor, Hong Kong, India, Indonesia, Iran, Iraq, Israel, Jordan, Kazakhstan, Kuwait, Kyrgyzstan, Laos, Lebanon,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Macau, Malaysia, Maldives, Mongolia, Nepal, North Korea, Oman, Pakistan, Palestinian territories, Philippines, Qatar, Saudi Arabia, Singapore, South Korea, Sri Lanka, Syria, Taiwan, Tajikistan, Thailand, Turkey, Turkmenistan, the United Arab Emirates, Uzbekistan, Vietnam, and Yemen (and specifically excluding Japan).
1.5    “Combination Product” means either: (a) any pharmaceutical product containing Compound and at least one other active ingredient that is not the Compound; or (b) any combination of the Compound and another pharmaceutical product that contains at least one other active ingredient that is not the Compound where such products are not formulated together but are sold together as a single product and invoiced as one product. All references to Product in this Agreement shall be deemed to include Combination Product.
1.6    “Compound” shall mean the chemical compound designated as SCY-635, which is [*], and, to the extent that the Next Generation Option is exercised, the Next Generation Compounds.
1.7    “Confidential Information” shall have the meaning assigned to such term in Section 9.
1.8    “Effective Date” shall mean the date of this Agreement, indicated in the first page of this Agreement.

1.9	“Field” shall mean the treatment of viral diseases in humans.
1.10    “First Commercial Sale” shall mean, with respect to Product, the first sale where the Product is fully formulated in final form packed for ultimate consumer use and suitable for purchase by a purchaser or distributor who is not undertaking substantial product support or marketing for end use or consumption of such Product in a country of the Territory after all required approvals, including marketing and pricing approvals, have been granted by the governing health authority of such country.
1.11    “Governmental Authority” means the government of any country, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, branch, department, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any subdivision thereof (including any supra-national bodies), and all officials, agents and representatives of each of the foregoing.
1.12    “IND” shall mean any filing made with the Regulatory Authority in any country in the Territory for initiating clinical trials in such country with respect to the Product.
1.13    “Invention” shall mean any patentable new and useful process, manufacture, compound or composition of matter relating to the Compound or the Product (including, without limitation, the formulation, delivery or use thereof) or any improvement thereof, that is conceived or first reduced to practice or demonstrated to have utility during the term of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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1.14    “Joint Know-How” shall mean any and all Know-How which are based on, or dependent upon Know-How made jointly by employees of Scynexis and by employees of Waterstone or their respective subcontractors or Agents.
1.15    “Joint Patent Rights” shall mean any and all patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) which are based on, or dependent upon Inventions made jointly by employees of Scynexis and by employees of Waterstone or their respective subcontractors or Agents which: (i) claim, cover or relate to the Compound; or (ii) are divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, utility, models and the like of any such patents and patent applications and foreign equivalents thereof.
1.16    “Know-how” shall mean any and all unpatented inventions, improvements, discoveries, claims, formulae, processes, trade secrets, technologies and know-how (including confidential data and Confidential Information) that is generated, owned or controlled by any Party as existing as on the Effective Date of this Agreement, as well as those that will be created during the term of this Agreement, relating to, derived from or useful for the manufacture, use or sale of the Compound or the Product, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications, including, without limitation, the documents listed in Exhibit B.
1.17    “Licensed Claim” shall mean a claim of an issued and unexpired patent included within the Patents, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.
1.18    “Licensed Technology” shall mean the Licensed Claims and Scynexis Know-how, collectively.
1.19    “Net Sales” shall mean the gross invoice price of Product sold by Waterstone and its Affiliates (which term does not include distributors) to the first independent Third Party, where the Product is fully formulated in final form packed for ultimate consumer use and such Third Party is the end user or distributor who is not undertaking substantial product support or marketing for end use or consumption of such Product, commencing with the First Commercial Sale, after deducting, if not previously deducted, in the amount invoiced or received:

(a)	trade and quantity discounts actually allowed or given;

(b)	returns, rebates and allowances actually allowed or given;

(c)	charge backs and other amounts paid on sale or dispensing of Products;

(d)	retroactive price reductions that are actually allowed or granted;

(e)	[*];

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(f)
a fixed amount equal to [*] of the amount invoiced to cover bad debt, sales or excise taxes (but not including taxes assessed against the income derived from such sale), early payment cash discounts, transportation and insurance charges and additional special transportation, custom duties, and other governmental charges; and

(g)	[*] or [*] or [*].
All prices, costs and any abovementioned amounts shall be used in the calculations without VAT and any other similar taxes.
With respect to sales of Combination Products, Net Sales shall be calculated on the basis of the invoice price of Product(s) containing the same strength of Compound sold without other active ingredients. In the event that Product is sold only as a Combination Product, Net Sales shall be calculated on the basis of the invoice price of the Combination Product multiplied by a fraction, the numerator of which shall be the [*] of Compound in the Product and the denominator of which shall be the [*] of all of the active ingredients in the Combination Product. In the event that Product is sold only as a Combination Product and either Party reasonably believes that the calculation set forth in this Paragraph does not fairly reflect the value of the Product relative to the other active ingredients in the Combination Product, the Parties shall negotiate, in good faith, other means of calculating Net Sales with respect to Combination Products.
1.20    “Next Generation Compounds” shall mean SCY-575, which is [*], or SCY-116, which is [*].
1.21    “Next Generation Compounds Patents” shall mean the patents and patent applications identified as SCY-575 and SCY-116 Patents in Exhibit B, together with any patents that may issue in future in the Territory covering Next Generation Compounds or its use or manufacture in the Field, including any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, reissues, supplementary protection certificates or foreign counterparts of any of the foregoing.

1.22	“Option” shall have the meaning assigned thereto in Section 5.1.
1.23    “Party” shall mean Scynexis or Waterstone and, when used in the plural, shall mean Scynexis and Waterstone.
1.24    “Patents” shall mean the patents and patent applications set forth on Exhibit A, together with any patents that may issue in future in the Territory covering Compound or its use or manufacture in the Field, including any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, reissues, supplementary protection certificates or foreign counterparts of any of the foregoing, and, to the extent the Next Generation Compounds Option is exercised in accordance with this agreement, shall mean the patents and patent applications set forth on Exhibit B, together with any patents that may issue in future in the Territory covering Next Generation Compounds or its use or manufacture in the Field, including any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, reissues, supplementary protection certificates or foreign counterparts of any of the foregoing.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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1.25    “Product” shall mean any pharmaceutical preparation, comprising Compound, and/or, to the extent that the Next Generation Compounds License is exercised in accordance with this Agreement, Next Generation Compounds, in final form, including all dosage forms, formulations and line extensions thereof, for any and all uses in the Field in the Territory, including without limitation, any Combination Product (i) for sale by prescription, over-the-counter or any other method; or (ii) for administration to human patients in a clinical trial.
1.26    “Registration” shall mean, with respect to each country in the Territory, approval of the Registration Application for the Product filed in such country, including pricing or reimbursement, where applicable, by the Regulatory Authority in such country following which the Product may be legally marketed and sold in such jurisdiction.
1.27    “Registration Application” shall mean any filing(s) made with the Regulatory Authority in any country in the Territory for regulatory approval of the marketing, manufacture and sale of the Product in such country for human use in the Field.
1.28    “Regulatory Authority” shall mean the authority(ies) in each country in the Territory with responsibility for granting regulatory approval for the marketing, manufacture and sale of the Product in such country, and any successor(s) thereto.

1.29	“[*]” shall mean [*].
1.30    “[*] License” shall mean that certain between Scynexis and [*] dated [*] whereby Scynexis was granted a license to certain technology owned or controlled by [*].
1.31    “Scynexis Inventions” shall mean Inventions made solely by employees, contractors or Agents of Scynexis.
1.32    “Scynexis Know-how” shall mean (a) Know-how which is generated, owned or controlled by Scynexis as of the Effective date of this Agreement or during the term of this Agreement, including, without limitation, the Know-how set forth in Exhibit C attached hereto and (b) Know-how made solely by employees, contractors or Agents of Scynexis.
1.33    “Technology Transfer Plan” shall have the meaning assigned thereto in Section 3.3(a).

1.34	“Territory” shall mean the entire world.
1.35    “Third Party” shall mean any person who or which is neither a Party nor an Affiliate of a Party.
1.36    “Waterstone Inventions” shall mean Inventions made solely by employees, contractors or Agents of Waterstone.
1.37    “Waterstone Know-How” shall mean (a) Know-how which is generated, owned or controlled by Waterstone as of the Effective date of this Agreement or during the term of this Agreement and (b) Know-how made solely by employees, contractors or Agents of Waterstone.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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2.	REPRESENTATIONS AND WARRANTIES.
2.1    Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party, as of the Effective Date, that:
(a)such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)	such Party is free to enter into this Agreement;

(c)	in so doing, such Party will not violate any other agreement to which it is a party;
(d)such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and
(e)no person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act or omission by such Party or any of its Agents.
2.2    Representations and Warranties of Scynexis. Scynexis represents and warrants to Waterstone, as of the Effective Date, that:
(a)Scynexis is the owner of, or has exclusive rights to, all of the Patents in the Field in existence on the Effective Date, and has the exclusive right to grant the licenses or sublicenses granted under this Agreement with respect to the Patents;
(b)to the best of Scynexis’ knowledge, Scynexis has rights in the Field to all of the Scynexis Know-how in existence on the Effective Date and the right to grant licenses or sublicenses with respect thereto;
(c)Scynexis has provided Waterstone a true and complete copy of the [*] License (except as redacted therein), and the [*] License is in full force and effect in accordance with its terms;
(d)Scynexis is in full compliance with its obligations under the [*] License and, to the best of Scynexis’s knowledge, [*] has not breached its obligations thereunder, and there is no basis for termination of the [*] License;
(e)Except as set forth in the [*], to the best of Scynexis’s knowledge, there is no royalty or other license payment obligations to any Third Party with respect to the development, manufacture, use, offer for sale, sale or importation of Product in the Field and in the Territory;
(f)To Scynexis’s knowledge, other than the Licensed Technology, there are no patents, know-how or other information that is necessary for the research, development, manufacture or commercialization of Product in the Field and in the Territory;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(g)Scynexis has provided Waterstone with all the information under Scynexis’s control with respect to Product and Compound that was requested by Waterstone, including without limitation, all existing development and regulatory information relevant to the safety and/or efficacy of the Compound and/or Product in Scynexis’s possession;
(h)To Scynexis’ knowledge no information made available to Waterstone regarding the Product or Compound contains a material misstatement of fact;
(i)Scynexis has not entered into any agreement with any Third Party that is in conflict with the rights granted to Waterstone pursuant to this Agreement and any and all consents, approvals and authorizations required for Scynexis to grant the licenses and sublicenses hereunder have been obtained;
(j)[*], Scynexis is unaware of any patents or trade secret rights owned or controlled by a third party, to which it does not already have rights, which would dominate, or be infringed or misappropriated by the manufacture of Product or its development, use or sale, and is unaware of any claims of such domination, infringement or misappropriation by Third Parties;
(k)As of the Effective Date, to the knowledge of Scynexis, the validity or enforceability of the Patents has not been contested or threatened in writing to be contested by any Third Party;
(l)All applications, registrations, maintenance and renewal fees in respect of the Patents have been paid or will have been paid and all documents and certificates required to be filed with the relevant agencies for the purpose of applying for and maintaining the Patents have been filed in accordance with the applicable formal requirements;
(m)To Scynexis’s knowledge, the Patents are not subject to any pending or any threatened re-examination, opposition, interference or litigation proceedings;
(n)To Scynexis’s knowledge, neither the Patents nor the Scynexis Know-How contain or utilize any confidential information of, or any intellectual property created by or belonging to, Third Parties, excepting that confidential information and intellectual property the right to which have been obtained by Scynexis under the [*] License;
(o)To Scynexis’s knowledge, there is no claim or demand of any person or entity pertaining to, or any proceeding which is pending or, to the knowledge of Scynexis, threatened, that challenges the validity, use or existence of any Patents, the rights of Waterstone in respect of any Patents, or that claims that any default exists under any license with respect to any Patents or the Scynexis Know-How to which Scynexis is a party, except where such claim, demand or proceeding would not materially and adversely affect the ability of Scynexis to carry out its obligations under this Agreement; and
(p)Each current and former employee and contractor of Scynexis who is or was involved in, or who has contributed to, the creation or development of any Patents and the Scynexis Know-How or who are currently reasonably anticipated to be involved in the creation of any Patents, and/or the Scynexis Know-How, has executed and delivered an agreement in substantially the form of Scynexis’s standard proprietary information and inventions agreement (in the case of an employee) or consulting agreement (in the case of a contractor), which agreements provide

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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valid written assignments (or an agreement to assign) to Scynexis of all title and rights to any Patents and the Scynexis Know-How conceived or developed thereunder but not already owned by Scynexis by operation of law.
2.3    Representations and Warranties of Waterstone. Waterstone represents and warrants to Scynexis, as of the Effective Date, that:
(a)Waterstone has the facilities, personnel and experience sufficient in quantity and quality to perform its obligations under this Agreement;
(b)all of the personnel assigned to perform such obligations shall be qualified and properly trained;
(c)Waterstone shall perform such obligations in a professional and diligent manner commensurate with the commercially reasonable standards applicable in its industry; and
(d)Each current and former employee and contractor of Waterstone who are currently reasonably anticipated to be involved in the creation of any Patents, and/or the Waterstone Know-How, has executed and delivered an agreement in substantially the form of Waterstone’s standard proprietary information and inventions agreement (in the case of an employee) or consulting agreement (in the case of a contractor), which agreements provide valid written assignments (or an agreement to assign) to Waterstone of all title and rights to any Patents and the Waterstone Know-How conceived or developed thereunder but not already owned by Waterstone by operation of law.

3.	DEVELOPMENT OBLIGATIONS.
3.1    Generally. Waterstone shall have responsibility for all development activity necessary or appropriate to the Registration of the Product in all countries in the Territory. Waterstone, at its own expense, shall use commercially reasonable efforts to develop the Product and, including, without limitation, obtaining all Registrations necessary to market and sell the Product in the Territory, in such order of priority as Waterstone, in consultation with Scynexis, reasonably shall deem appropriate. Consistent therewith Waterstone shall:
(a)Dedicate reasonable resources to the development and commercialization of the Product within the Territory at least to that level of resources consistent with products of similar commercial potential that [*] for sale in the Territory. Waterstone shall be responsible for costs associated with the clinical development of the Product in the Territory;
(b)Conduct, or cause to be conducted, manage and oversee any additional pre- clinical pharmacological or toxicological studies, required by the Regulatory Authorities in the Territory necessary to file an IND and/or to conduct clinical trials in the Territory and/or to submit a Registration Application for the Product in each major country in the Territory (it being understood that [*] file an IND or a Registration Application for the Product; provided, however [*] Scynexis’ rights under Section 3.2);
(c)Make and pursue all regulatory filings (including, without limitation, all INDs and Registration Applications) in the Territory, and generate all data necessary to make such filings, and conduct all analysis and other support necessary with respect to the manufacture and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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sale of the Product in the Territory (it being understood that [*] file regulatory filings for the Product; provided, however [*] Scynexis’ rights under Section 3.2);
(d)Proceed diligently to perform such obligations, including, without limitation, by using personnel with sufficient skills and experience, together with sufficient equipment and facilities;
(e)Provide Scynexis with complete copies (or copies of relevant portions) of, and shall grant Scynexis the right to cross reference any INDs, Registration Applications, Registrations or other related data or regulatory filings made or held in each country in the Territory in the name of Waterstone (or that of its Affiliates), reasonably necessary or useful to enable Scynexis to market Products outside the Field anywhere in the world. Waterstone shall execute, acknowledge and deliver such further instruments, and shall do all such other acts, all as promptly as possible after Scynexis’ request therefor, that may be necessary or appropriate to effectuate such right in each such country.
(f)Waterstone shall keep Scynexis informed as to the status of all regulatory filings made pursuant to this Section 3.
3.2    Failure to Progress Development. In the event Scynexis determines Waterstone has not made reasonably sufficient progress in the development and commercialization of the Product in any country of the Territory in a manner consistent with its obligations under Section 3.1, and such failure to make sufficient progress is due to a failure of Waterstone to apply sufficient financial resources and/or sufficient qualified personnel to the project, then Scynexis shall notify Waterstone of such determination in writing. Waterstone shall have [*] from receipt of such determination to develop a plan reasonably acceptable to Scynexis to correct such deficiencies. In the event that Waterstone fails to develop such plan or fails to meet the terms of such plan, Scynexis shall send written notice of its concerns to Waterstone, which shall promptly develop a plan to remedy the situation. If Waterstone does not implement such plan, or the implementation fails to remedy the situation to the satisfaction of Scynexis, the CEO of Scynexis and the CEO of Waterstone shall meet to attempt to resolve the situation. If the CEOs of Scynexis and Waterstone are unable to resolve the situation, then Scynexis shall have the right, at its option and discretion, to terminate this Agreement pursuant to Section 11.2 or to terminate the license rights granted to Waterstone in such country; provided, however, if Waterstone disputes the termination of the Agreement or license rights, Waterstone shall have the right to avail itself of the dispute resolution procedures set forth in Section 14.14; provided further, that any such termination shall only be effective on the date on which a ruling of the arbitration administered in accordance with Section 14.14 is issued in favor of such termination.
3.3    Transfer of Development/Regulatory Documents and Licensed Technology.
(a)Within sixty (60) business days of the Effective Date, the Parties shall enter into a Technology Transfer Plan detailing the transfer of development/regulatory documents and Licensed Technology, including, without limitation, the technology and Know-How for manufacturing the Compound and Product (“Technology Transfer Plan”). Scynexis shall provide resaonable access to appropriate employees to implement such plan, at no cost to Waterstone.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(b)By posting in an electronic data room, and providing access to such data room to Waterstone, Scynexis shall provide Waterstone with all existing development and regulatory information relevant to the safety and/or efficacy of the Compound and/or Product, Licensed Technology in the possession or control of Scynexis, which Scynexis has the right to make available to Waterstone, as well as all such information and Licensed Technology as and when it comes into the possession or control of Scynexis during the term of this Agreement, in the form of copies of electronic data, relevant documents, and where reasonably necessary, raw data and access to persons with knowledge of such Licensed Technology who are employees or contractors of Scynexis. During the term of this Agreement, and upon reasonable notice to Scynexis, Waterstone and its representatives shall be afforded reasonable access during normal business hours, or such other hours as are reasonable under the circumstances, to examine records and documents in Scynexis’s possession that are reasonably required or useful for Waterstone to complete its development and regulatory activities under the Agreement.
(c)By posting in the electronic data room, Waterstone shall provide Scynexis with all development and regulatory information relevant to the safety and/or efficacy of the Compound and/or Product, as and when it comes into the possession or control of Waterstone during the term of this Agreement, in the form of copies of electronic data, relevant documents, and where reasonably necessary, raw data and access to persons with knowledge of such Licensed Technology who are employees or contractors of Waterstone. During the term of this Agreement, and upon reasonable notice to Waterstone, Scynexis and its representatives shall be afforded reasonable access during normal business hours, or such other hours as are reasonable under the circumstances, to examine records and documents in Waterstone’s possession that are reasonably required or useful for Scynexis to complete its development and regulatory activities with respect to the Compound. Waterstone is to provide Scynexis access to its Patient Safety and Regulatory Affairs personnel.
3.4    Research and Development Materials. Within thirty (30) days of the Effective Date, Scynexis shall provide Waterstone with all the Compounds and/or Product and analytical reference standards in its inventory excepting such reasonable quantities as Scynexis may retain as research materials for non-viral applications.

3.5	Technology Transfer Management.
(a)Each Party shall assign an expert, responsible for the coordination and management of the Technology Transfer process, e.g., an Alliance Manager/Director.
(b)Alliance Managers/Directors from both sides are to be responsible for developing a detailed Technology Transfer Plan, approval of such plan within the Parties, execution of the Technology Transfer Plan, and coordination on any aspects of collaboration between the Parties. Such coordination includes, but is not limited to communication between appropriate expert groups within the Parties, and coordination of the meetings between the expert groups.

4.	GRANT OF RIGHTS; MARKETING
4.1    Exclusive License. Scynexis hereby grants to Waterstone an exclusive (even as to Scynexis), royalty-bearing license under the Patents and Scynexis’s interest in any Joint Patent Rights, both valid as of the Effective date of this Agreement and as are created within

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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the term of this Agreement to research, develop, use, make or have made, offer to sell, sell, market, distribute, export within the Territory and/or import the Compound and Product for use in the Field in the Territory during the term of this Agreement. Scynexis hereby grants to Waterstone a non-exclusive, royalty-bearing license under the Scynexis Know-How and Scynexis’s interest in the Joint Know-How, to research, develop, use, make or have made, offer to sell, sell, market, distribute, export within the Territory and/or import the Compound and Product for use in the Field in the Territory during the term of this Agreement. With respect to any Patent that may issue in any country within the Territory during the term of this Agreement, a statement referencing the exclusive license granted to Waterstone pursuant to this Section 4.1 shall, to the extent required by applicable laws or regulations, be registered with the patent office or other such government agency in such country at Waterstone’s cost, as soon as is practically possible after the issuance of the respective Patent. Scynexis hereby agrees that it will execute such documents and instruments as may be required to effect the registration of such statement and otherwise cooperate with Waterstone in connection with the registration of such statement as aforesaid. Without derogating from the foregoing, each Party agrees, without demanding any further consideration, to execute all documents reasonably requested by the other Party (including short-form agreements) to effect recordation of the license relationship between the Parties created by this Agreement, to the extent required by applicable laws or regulations. The foregoing licenses shall include the right to sublicense to Third Parties.
4.2    Covenant Not to Further License in Territory in Field. Scynexis hereby covenants and agrees that it shall not grant any right or license to any Third Party under the Patents, Scynexis’s interest in any Joint Patent Rights, the Scynexis Know-how or Scynexis’s interest in any Joint Know-how, to research, develop, use, make, have made, offer to sell, sell, export within the Territory and/or import the Product for use in the Field in the Territory during the term of this Agreement. Scynexis further covenants and agrees that it shall not, itself or in cooperation with others, research, develop, use, make, have made, offer to sell, sell, export within the Territory and/or import the Product for sale or use in the Field in the Territory during the term of this Agreement. Further, Scynexis hereby covenants and agrees that it shall not grant any right or license to any Third Party under the Patents, Scynexis’s interest in any Joint Patent Rights, the Scynexis Know-how or Scynexis’s interest in any Joint Know-how, to research, develop, use, make, have made, offer to sell, sell, export and/or import any cyclophilin inhibitor for use in the Field in Asia, except to the extent that commercialization of any such cyclophilin inhibitor in Asia occurs after the expiration of this Agreement. Scynexis further covenants and agrees that it shall not, itself or in cooperation with others, research, develop, use, make, have made, offer to sell, sell, export and/or import any cyclophilin inhibitor for use in the Field in Asia, except to the extent that commercialization of any such cyclophilin inhibitor in Asia occurs after the expiration of this Agreement. Notwithstanding the foregoing, if Waterstone fails to exercise the Option on or before the expiration thereof, nothing herein shall preclude Scynexis from granting any right or license with respect to the Next Generation Compounds, or engaging in any activities, itself, or in cooperation with others, to research, develop, use, make, have made, offer to sell, sell, export or import any Next Generation Compound.
4.3    Waterstone and its Affiliates shall not, and shall ensure that their Agents and representatives do not, practice or sublicense Scynexis Patent Rights and/or Scynexis Know- how outside the scope of the license granted in this Section 4.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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4.4    Grantback Rights. Subject to the terms and conditions of this Agreement, Waterstone hereby grants to Scynexis an exclusive (but not including Waterstone and its Affiliates), paid-up license under any patents or know-how that embody or relate to Waterstone Inventions, Waterstone’s interest in any Joint Patent Rights, Waterstone Know-how and Waterstone’s interest in Joint Know-how that are owned or controlled, in whole or in part, by Waterstone or its Affiliates and relate specifically to the Compound and/or the Product (including Waterstone Inventions and Joint Inventions) and are not of general utility to develop, make, have made, use, offer to sell, sell and have sold Products with applications outside the Field for all purposes worldwide (including, without limitation, within the Territory). The foregoing licenses shall include the right to grant sublicenses. As to such Inventions which are of a general utility, subject to the terms and conditions of this Agreement, Waterstone hereby grants to Scynexis a non-exclusive, paid-up license under any patents or know-how that embody or relate to Waterstone Inventions, Waterstone’s interest in Joint Inventions, Waterstone’s Know-how and Waterstone’s interest in Joint Know-how that are owned or controlled by Waterstone or its Affiliates and relate specifically to the Compound and/or the Product (including Waterstone Inventions and Joint Inventions) to develop, make, have made, use, offer to sell, sell and have sold Products with applications outside the Field for all purposes worldwide (including, without limitation, within the Territory). The foregoing licenses shall include the right to grant sublicenses.
4.5    Marketing Obligations, Rights. Waterstone shall use all commercially reasonable efforts to market and distribute the Product in the Territory. In connection therewith, Waterstone shall dedicate resources to marketing the Product that are consistent with the resources that would typically be dedicated to novel compounds that have pricing, volume and marketing potentials similar to those of the Product. Waterstone shall determine, in its sole discretion, the pricing, discounting policy and other commercial terms relating to Products.
4.6    Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Scynexis or Waterstone from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

5.	NEXT GENERATION COMPOUNDS OPTION.
5.1    SCYNEXIS hereby grants Waterstone an option to license the Next Generation Compounds (the “Option”) in accordance with the terms of this Section 5. Such Option shall be exercised, if at all, on or before the date which is 18 months from the Effective Date, and then only upon payment of the sum of US$500,000 to Scynexis pursuant to Section 6.2(b). Upon exercise of the Option in accordance with the terms of this Section 5.1, Scynexis shall grant Waterstone, an exclusive (even as to Scynexis), royalty-bearing license under the Next Generation Patents and Scynexis’s interest in any Joint Patent Rights applicable to the Next Generation Compounds, both valid as of the Effective date of this Agreement and as are created within the term of this Agreement to research, develop, use, make or have made, offer to sell, sell, market, distribute, export within the Territory and/or import the Compound and Product for use in the Field in the Territory during the term of this Agreement. Scynexis shall further grant

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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to Waterstone a non-exclusive, royalty-bearing license under the Scynexis Know-How and Scynexis’s interest in the Joint Know-How applicable to the Next Generation Compounds, to research, develop, use, make or have made, offer to sell, sell, market, distribute, export within the Territory and/or import the Compound and Product for use in the Field in the Territory during the term of this Agreement. With respect to any Patent that may issue in any country within the Territory during the term of this Agreement, a statement referencing the exclusive license granted to Waterstone pursuant to this Section 5.1 shall, to the extent required by applicable laws or regulations, be registered with the patent office or other such government agency in such country at Waterstone’s cost, as soon as is practically possible after the issuance of the respective Patent. Scynexis hereby agrees that it will execute such documents and instruments as may be required to effect the registration of such statement and otherwise cooperate with Waterstone in connection with the registration of such statement as aforesaid. Without derogating from the foregoing, each Party agrees, without demanding any further consideration, to execute all documents reasonably requested by the other Party (including short- form agreements) to effect recordation of the license relationship between the Parties created upon the exercise of the Option, to the extent required by applicable laws or regulations. The foregoing licenses, when and if granted pursuant to the exercise of the Option, shall include the right to sublicense to Third Parties.
5.2    Covenant Not to Further License in Territory in Field. Scynexis hereby covenants and agrees that it shall not, except if the Option expires without Waterstone having exercised the Option, grant any right or license to any Third Party under the Next Generation Patents, Scynexis’s interest in any Joint Patent Rights, the Scynexis Know-how or Scynexis’s interest in any Joint Know-how applicable to the Next Generation Compounds, to research, develop, use, make, have made, offer to sell, sell, export within the Territory and/or import the Next Generation Compound for use in the Field in the Territory during the term of this Agreement.
5.3    Waterstone and its Affiliates shall not, and shall ensure that their Agents and representatives do not, practice or sublicense Next Generation Compounds Patent Rights and/or Scynexis Know-how applicable to the Next Generation Compounds outside the scope of any license that may be granted pursuant to this Section 5.

6.	MILESTONE PAYMENTS AND ROYALTIES
6.1    Payments to Scynexis. In consideration of the licenses and other rights granted to Waterstone under this Agreement by Scynexis, Waterstone shall pay to Scynexis the milestone and royalty payments set forth herein.
6.2    Milestone Payments. Waterstone shall make the following one-time milestone payments as a part of license payments paid in consideration for the licenses and sublicenses granted herein upon the first occurrence of each event set forth below:
(a)US$1,000,000 upon the execution of this Agreement; and

(b)	US$500,000 upon exercise of the Option; and
(c)US$4,000,000 upon the first Registration of any Product in any country or jurisdiction.
In addition, Waterstone shall pay such Milestone Payments [*] from time to time.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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6.3	Royalty Payments.
(a)In consideration for the licenses granted herein, including the use of the Patents, Scynexis Inventions (including Joint Inventions) and Scynexis Know-how, and subject to the terms and conditions of this Agreement, Waterstone shall pay to Scynexis a royalty, on a country-by-country and Product-by-Product basis, commencing on the First Commercial Sale by Waterstone or its Affiliates for sales of Product that fall within the claims of any Patent issued in a relevant country within the Territory, and continuing until the later of: (i) ten (10) years from the first Registration of the Product in such country within the Territory; or (ii) the last to expire of the Patents in such country within the Territory, in an amount equal to:
(i)with respect to any Product other than a Product containing any Next Generation Compound, [*] of the aggregate Net Sales Product in a Calendar year; and
(ii)with respect to sales of any Product containing a Next Generation Compound, [*] of the Net Sales in a Calendar Year.
(b)Payments due under this Section 6.3 shall be deemed to accrue when Product is shipped or billed, whichever event shall first occur.

7.	PAYMENTS AND REPORTS.
7.1    Payments.
(a)Beginning with the calendar quarter in which the First Commercial Sale is made in the Territory and for each calendar quarter thereafter, Waterstone shall submit a statement, Product-by-Product and country-by-country, of the amount of Net Sales during such quarter and the amount of royalties due on such Net Sales. Each such statement shall be submitted quarterly within forty-five (45) days after the end of each calendar quarter. Upon receipt of such statement, Scynexis shall issue an invoice via email or other electronic medium for the payment of the corresponding Royalties. Waterstone shall pay such Royalties within fifteen (15) days of receipt of the invoice submitted electronically.
(b)Each of the milestone payments due hereunder shall be paid after such milestone has been achieved within fifteen (15) days after receipt of an invoice from Scynexis; provided, however, the milestone payment set forth in Section 6.2 above shall be due within five (5) business days of the execution of this Agreement.
7.2    Mode of Payment. All payments to be made by Waterstone to Scynexis under this Agreement shall be made in United States Dollars and shall be paid by bank wire transfer in immediately available funds to the account designated in Section 14.19 of this Agreement. Conversion of royalties to U.S. Dollars (and conversion of Net Sales for purposes of determining the royalty rate to be used) shall be done on a monthly basis, using the exchange rate reported in The Wall Street Journal (U.S., Eastern Edition) quoted for current transactions on the last business day of the calendar month to which such royalties relate. Notwithstanding the foregoing, if by reason of any restrictive exchange laws or regulations, Waterstone shall be unable to convert to U.S. Dollars the amount, determined as above, equivalent to the amount due by Waterstone hereunder, then Waterstone shall so notify Scynexis promptly and provide an explanation of the circumstances. In such event, Waterstone shall make all such payments or the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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balance thereof due hereunder and which is not paid in foreign currency as provided below, in U.S. Dollars as soon as reasonably possible after and to the extent that such restrictive exchange laws or regulations are lifted so as to permit Waterstone to pay amounts due under this Agreement in U.S. Dollars. Waterstone shall promptly notify Scynexis if such restrictions are so lifted. At its option Scynexis shall meanwhile have the right to request the payment (to it or to its nominee), and, upon request, Waterstone shall pay or cause to be paid amounts due (or such portions thereof as are specified by Scynexis) in the currency of any other country designated by Scynexis and legally available to Waterstone under the then-existing laws or regulations. Any payments shall be payable to Scynexis by wire transfer at such bank in the United States as Scynexis shall specify from time to time. Not less than one (1) business day prior to such wire transfer, the Waterstone shall telefax or email Scynexis advising it of the amount and of the payment to be made.

7.3	Audit Request.
(a)At the request and expense of Scynexis, Waterstone and its Affiliates shall permit an independent, certified public accountant appointed by Scynexis and reasonably acceptable to Waterstone, at reasonable times and upon reasonable notice, to examine such records for any Calendar Year ending not more than [*] prior to the date of such request, as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the aggregate royalties payable for any calendar quarter in the case of Waterstone’s failure to report or pay pursuant to this Agreement. Said accountant shall not disclose to Scynexis any information other than information relating to said reports, royalties, and payments. Results of any such examination shall be made available to both Parties. Upon the expiration of [*] following the end of any calendar year, if Scynexis has not initiated an audit as described above or if no such audit is in progress, the calculation of royalties payable with respect to such year shall be binding and conclusive upon both Parties, and Waterstone and its sublicensees shall be released from any liability or accountability with respect to royalties for such year.
(b)At the request and expense of Scynexis, Waterstone and its Affiliates shall permit an independent, certified public accountant appointed by Scynexis and reasonably acceptable to Waterstone, at reasonable times and upon reasonable notice, to examine such records as may be necessary to confirm compliance with the Business Integrity Covenants set forth in Section 13. Such audits may not be requested more than once per any twelve month period unless a public allegation or investigation of violation of any ACAB law has been lodged against Waterstone or any of its Affiliates in which case such an audit may occur more frequently. Waterstone agrees to procure the full cooperation of its Agents in any such audits.

7.4	Cost of Audit.
(a) Scynexis shall bear the full cost of the performance of any audit requested by Scynexis except as hereinafter set forth. If, as a result of any inspection of the books and records of Waterstone, or its Affiliates, it is shown that Waterstone’s payments under this Agreement were less than the amount which should have been paid, then Waterstone shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within thirty (30) days after Scynexis’ demand therefor. Furthermore, if the payments made were less than [*] of the amount that should have been paid during the period in question, Waterstone shall also reimburse Scynexis for the reasonable costs of such audit.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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7.5	Taxes.
(a)In the event that Waterstone is required to withhold any tax to the tax or revenue authorities in any country in the Territory regarding any payment to Scynexis due to the laws of such country, such amount shall be deducted from the payment to be paid to Scynexis, and Waterstone shall promptly notify Scynexis of such withholding and, within a reasonable amount of time after making such deduction, furnish Scynexis with copies of any tax certificate or other documentation evidencing such withholding. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.
(b)If Scynexis has the legal obligation to collect and/or pay any sales, use, excise or value added taxes, the appropriate amount shall be added to Scynexis’ invoice and paid by Waterstone, unless Waterstone provides Scynexis with a valid tax exemption certificate authorized by the appropriate taxing authority.
(c)All sums due or to be paid under this Agreement are exclusive of VAT, GST, any withholding taxes, levies or payments by Waterstone of such items as may be required under the law of any country in the Territory, and other taxes or charges of a similar nature or that can replace or append the existing ones (collectively, “VAT”), and Waterstone shall pay such VAT in addition to the sums otherwise payable, at the rate in force at the due time for payment or such other time as is stipulated under the relevant legislation.
(d)The Parties agree to fully cooperate with each other to enable each Party to determine its tax liability and to minimize such liability to the extent legally permissible and administratively reasonable. Each Party shall provide and make available to the other Party any exemption certificates, resale certificates, information regarding out of state or out of country sales or use of equipment, materials or services, and any other information reasonably requested by the other Party to support the provisions of this Section 7.5 including the appropriate organization of invoice formats and supporting documents to allow maximization of reclamation of VAT and other transaction taxes paid.

8.	OWNERSHIP; PATENTS.

8.1	Ownership.
(a)Except as otherwise provided in Section 8.1(b) or 8.1(c), Scynexis shall retain all right, title and interest in and to the Scynexis Inventions, regardless of which Party prepares and prosecutes the applications associated therewith, or maintains the patents, copyrights or other intellectual property rights related thereto, subject to the licenses granted to Waterstone pursuant to Sections 4 and 5. Rights to Scynexis Inventions belong to Scynexis.
(b)Rights to Inventions made solely by employees of Waterstone shall belong to Waterstone (“Waterstone Inventions”).
(c)Rights to Inventions which were made jointly by employees of Scynexis and by employees of Waterstone shall belong jointly to Scynexis and to Waterstone (“Joint Inventions”). Such Joint Inventions shall be subject to the terms and conditions of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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8.2	Patent Maintenance.
(a)Scynexis shall be responsible to Waterstone for preparation and prosecution of all patent applications and the maintenance of all patents relating to the Licensed Technology (including the Patents) throughout the Territory. Scynexis shall keep Waterstone fully informed of the progress of the preparation, prosecution and maintenance of all such patent applications and patents in the Territory and shall provide Waterstone a reasonable opportunity to comment on the type and scope of useful claims and the nature of supporting disclosures with respect to such patent applications and patents (and shall instruct patent counsel to comply with the foregoing). Prior to abandoning prosecution or maintenance by Scynexis of any patents relating to the Licensed Technology (including the Patents) in the Territory or ceasing or failing to pay the costs of filing, prosecution and maintenance of any such patents in the Territory, Scynexis shall promptly notify Waterstone thereof (and in any event no later than 15 days prior to any payment deadline) and Waterstone shall thereafter have the right to exercise all of Scynexis’s rights with respect to the filing, prosecution and maintenance of such patents and to [*] in connection with such activities [*] hereunder. [*] shall pay, or cause to be paid, all costs and expenses of filing, prosecuting and maintaining the Patents and the patents covering Inventions owned by Scynexis in the Territory.
(b)In connection with the development of the Compound and/or the Product, in the Territory, each Party agrees promptly to provide to the other Party a complete written disclosure of any Invention made by such Party. Waterstone shall determine whether any Invention owned jointly by Scynexis and Waterstone is patentable and whether filing a patent application is economically justifiable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such Invention. Waterstone shall determine whether any Invention owned solely by Waterstone is patentable and whether filing a patent application is economically justifiable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such Invention. Scynexis shall determine whether any Invention owned solely by Scynexis is patentable and whether filing a patent application is economically justifiable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such Invention.
(c)Scynexis and Waterstone shall share all costs and expenses of filing, prosecuting and maintaining the patents covering Joint Inventions. If either Party elects not to pay for: (i) the filing of a patent application in the Territory on any such Joint Invention which the other Party reasonably believes is patentable, or (ii) the further prosecution or maintenance of any such patent in the Territory, or (iii) the filing of any divisional or continuing patent application based on any patent in the Territory, such Party shall notify the other Party in a timely manner and the other Party may do so at its own expense. In such event, such patent or application in the Territory shall be assigned by such Party to the other Party, all of such assigning Party’s rights in such patent or application in the Territory shall cease, and, in the case where Waterstone is the assigning Party, the licenses granted to Waterstone under Section 5 with respect thereto shall terminate.
(d)Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcement of all such patents and patent applications.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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8.3	Patent Enforcement.
(a)Each Party shall promptly report in writing to the other Party during the term of this Agreement any: (i) known infringement, suspected infringement, unauthorized use or misappropriation of any of the Patents in the Field in the Territory by a Third Party of which it becomes aware, and shall provide the other Party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation. Within 60 days after Scynexis becomes, or is made, aware of any of the foregoing, it shall advise Waterstone in writing that (i) Scynexis has elected to initiate proceedings or (ii) Scynexis will not initiate proceedings. The inability of Scynexis to decide on a course of action within such 60 day period shall for purposes of this Agreement be deemed a decision not to initiate an infringement or other appropriate suit.
(b)Within ninety (90) days after Scynexis becomes, or is made, aware of any infringement, suspected infringement or unauthorized use or misappropriation by a Third Party in the Field in the Territory, as provided in paragraph (a) above, and provided that Scynexis shall have advised Waterstone, within the sixty day period provided in paragraph (a) above of its decision to file suit, Scynexis shall initiate an infringement or other appropriate suit anywhere in the world against such Third Party. Scynexis shall provide Waterstone with an opportunity to make suggestions and comments regarding such suit and shall promptly notify Waterstone of the commencement of such suit. Scynexis shall keep Waterstone promptly informed of, and shall from time to time consult with Waterstone regarding the status of any such suit and shall provide Waterstone with copies of all documents filed in, and all written communications relating to, such suit. Scynexis shall select counsel who shall be reasonably acceptable to Waterstone. Scynexis shall, except as provided below, pay all expenses of the suit, including, without limitation, attorneys’ fees and court costs. If necessary, Waterstone shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit; provided, however, Waterstone shall have the right to participate and be represented in any suit by its own counsel at its own expense. Scynexis shall not settle any such suit involving rights of Waterstone without obtaining the prior written consent of Waterstone, which consent shall not be unreasonably withheld.
(c)In the event that Scynexis does not inform Waterstone of its intent to initiate an infringement or other appropriate suit within the 60-day period provided in paragraph (a) above, or does not initiate such an infringement other appropriate action within the 90-day period provided in paragraph (b) above, Waterstone shall have the right, but not the duty, at its expense, to initiate an infringement or other appropriate suit. In exercising its rights pursuant to this paragraph (c), Waterstone shall have the sole and exclusive right to select counsel and shall pay all expenses of the suit, including without limitation attorneys’ fees and court costs. If necessary, Scynexis shall join as a party to the suit and shall participate only to the extent that such participation is required as a result of its being a named party to the suit or being the holder of any patent at issue or being the owner or licensor of any Patents at issue. At Waterstone’s request, Scynexis shall offer reasonable assistance to Waterstone in connection therewith at no charge except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. Without limiting the generality of the preceding sentence, Scynexis shall cooperate fully in order to enable Waterstone to institute any action hereunder. Scynexis shall have the right to be represented in any such suit by its own counsel at its own expense.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(d)Any recovery obtained by either or both Scynexis and Waterstone in connection with or as a result of any action contemplated by this Section 8.3, whether by settlement or otherwise, shall be shared in order as follows:
(i)the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;
(ii)the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and
(iii)the amount of any recovery remaining shall then [*].

8.4	Infringement Action by Third Parties.
(a)In the event of the institution or threatened institution of any suit by a Third Party against Waterstone for patent infringement involving the research, development, usage, making, sale, distribution, export within the Territory and/or import or marketing of the Product in the Field in the Territory, Waterstone shall promptly notify Scynexis in writing of such suit. Scynexis shall have the right to defend such suit at its own expense. Waterstone hereby agrees to assist and cooperate with Scynexis, at Scynexis’ reasonable request and expense, in the defense of such suit (including, without limitation, consenting to being named as a nominal party thereto). During the pendency of such action, Waterstone shall continue to make all payments due under this Agreement. In the event Scynexis does not commence a defense action pursuant this Section 8.4(a) within sixty (60) days after Waterstone first notifies Scynexis of a suit by a Third Party, Waterstone shall have the right, but not the obligation, to defend such an action at its own expense and Scynexis shall assist and cooperate with Waterstone in such defense.
(b)Any award from such Third Party that arises as a result of such action (whether by way of judgment, award, decree, settlement or otherwise) shall be allocated as follows: (i) if Scynexis or Waterstone, as applicable, finally prevails, such award shall be applied first to reimburse Scynexis or Waterstone, as applicable, for all costs and expenses incurred by it with respect to such action; (ii) if [*] with respect to any such action and finally prevails, [*] shall be entitled to retain such award; or (iii) if the Parties cooperate in the defense of any such action, the expenses of such defense shall be borne by the Parties in such proportions as they may agree in writing, and the Parties shall allocate between themselves any part of such award remaining after the reimbursement of such expenses, in the same proportion as they have agreed to bear the expenses of such defense.
(c)The provisions of Section 8 above notwithstanding, [*] liability under Section 8.4(a) to the extent that any infringement or claim results from: (i) [*] of the Product [*] or [*] where the Product [*]; or (ii) [*] of the Product [*] that is not in accordance with the [*], where the Product, [*] or [*].
(d)In the event that one or more patent licenses from other third parties are required by Waterstone or its Affiliates in order to research, develop, make or have made, use, offer to sell, sell, market, distribute, export within the Territory and/or import Product in the Territory in the Field (hereinafter “Third Party Patent Licenses”), any consideration actually paid under such Third Party Patent Licenses by Waterstone or its Affiliates for sale of such Product in the Field in a country of the Territory for such Calendar Quarter shall be creditable against the royalty

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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payments due Scynexis by Waterstone with respect to the sale of Products in such country. Notwithstanding the foregoing, in no event shall any amount owed to Scynexis be reduced by more than [*] as a result of such Third Party Patent Licenses.
(e)Subject to the indemnification obligations of Scynexis set forth in Section 10.2(a)(a), this Section 8.4 states the entire responsibility of Scynexis under this Agreement in the case of any claimed infringement or violation of any Third Party’s rights or unauthorized use or misappropriation of any Third Party’s technology.

8.5	Interference, Opposition, Reexamination and Reissue.
(e)Each Party shall, within ten (10) days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to Scynexis Patent Rights, or Joint Patent Rights. Waterstone and Scynexis shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Each Party shall have the right to review and approve any submission to be made in connection with such proceeding.
(f)Waterstone shall not initiate any reexamination, interference or reissue proceeding relating to Scynexis Patent Rights without the prior written consent to Scynexis, which consent shall not be unreasonably withheld. Scynexis shall have the right to initiate any reexamination, interference or reissue proceeding relating to Scynexis Patent Rights without the consent of Waterstone. Scynexis and Waterstone together shall have the right to initiate any reexamination, interference or reissue proceeding relating to Joint Patent Rights.
(g)In connection with any interference, opposition, reissue, or reexamination proceeding relating to Scynexis Patent Rights or Joint Patent Rights, Waterstone and Scynexis will cooperate fully and will provide each other with any information or assistance that either may reasonably request, and will keep each other informed of developments in any such action or proceeding, including to the extent permissible by law, consultation and approval of any settlement.

9.	PUBLICATION; CONFIDENTIALITY.
9.1    Publication. The Parties will discuss the publication strategy for the publication of scientific papers, abstracts, meeting presentations and other disclosure of the results of the studies carried out in the development of the Compound and Product, taking into consideration the Parties’ interest in obtaining recognition within the scientific community and to advance the state of scientific knowledge, and the need to protect Confidential Information, intellectual property rights and other business interests of the Parties. The Party seeking publication shall provide the other Party with the opportunity to review and comment on any proposed publication that pertains to the Compound or Product at least thirty (30) days prior to its intended submission for publication. The reviewing Party shall provide its comments, if any, within twenty (20) days after the receipt of such proposed publication. The Party seeking publication shall consider in good faith the comments provided by the other Party and shall comply with the other Party’s request to: (a) remove any and all Confidential Information of the other Party from such proposed publication; and (b) delay the submission for a period up to ninety (90) days as may be reasonably necessary to seek patent protection for the information disclosed

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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in the proposed publication. Each Party agrees to acknowledge the contribution of the other Party (including its employees) in all publication as scientifically appropriate.
9.2    Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for [*] years thereafter, the receiving Party, its Affiliates, its licensees and its sublicensees shall, and shall ensure that their respective employees, officers and directors shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose (other than for purposes of any activities or transactions contemplated by this Agreement) any information furnished to it or them by the other Party, its Affiliates, its licensees or its sublicensees or developed under or in connection with this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others (all such information to which none of the foregoing exceptions applies, “Confidential Information”).
9.3    Exceptions to Obligation. The restrictions contained in Section 9.2 shall not apply to Confidential Information that: (i) is submitted by the recipient to governmental authorities to facilitate the issuance of Registrations for the Product, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to Third Parties under confidentiality provisions at least as stringent as those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, marketing trials, potential investment and, with respect to Scynexis, to Third Parties who are permitted sublicensees or other development/marketing partners or potential development/marketing partners of Scynexis with respect to any of the subject matter of this Agreement; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information such Party will, except where impracticable for necessary disclosures (for example, to physicians conducting studies or to health authorities), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.
9.4    Limitations on Use. Each Party shall use, and cause each of its Affiliates, its licensees and its sublicensees to use, any Confidential Information obtained by such Party from the other Party, its Affiliates, its licensees or its sublicensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby.
9.5    Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party, its Affiliates, its licensees and/or its sublicensees from any violation or threatened violation of this Section 9. Further, the receiving Party shall be

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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responsible for all damages arising from the disclosure of Confidential Information of the disclosing Party by an Third Party who received such Confidential Information from the receiving Party.

10.	INDEMNIFICATION; LIMITATION OF LIABILITY.
10.1    Indemnification by Waterstone. Waterstone shall indemnify, defend and hold harmless Scynexis and its Affiliates, and their respective directors, officers, employees, subcontractors and Agents (the “Scynexis Indemnitees”), from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) (the “Losses”) arising out of or resulting from any Third Party claims, suits, actions, demands or judgments, relating to:
(a)any negligence, recklessness or wrongful intentional acts or omissions of Waterstone, its Affiliates, if any, and their respective directors, officers, employees, subcontractors and Agents , in connection with the work performed by Waterstone in accordance with this Agreement;
(b)any warranty claims, Product recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of any distribution or sale of the Product by Waterstone or its Affiliates; and
(c)any breach of any representation or warranty made by Waterstone under Section 2.
10.2    Indemnification by Scynexis. Scynexis shall indemnify, defend and hold harmless Waterstone and its Affiliates and their respective directors, officers, employees, subcontractors and Agents (the “Waterstone Indemnitees”), from and against any and all Losses arising out of or resulting from any Third Party claims, suits, actions, demands or judgments, relating to:
(a)any breach of any representation or warranty made by Scynexis under Section 2; and
(b)forfeiture (termination) of Scynexis’ rights to Licensed Technology, Patents, Scynexis Inventions and Scynexis Know-How for any reason other than any forfeiture or termination caused by an act or omission of Waterstone.
10.3    Notice of Indemnification. In the event that any person (an “Indemnitee”) entitled to indemnification under Section 10.1 or 10.2 is seeking such indemnification, such Indemnitee shall inform the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or the other Party) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

10.4    Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses incurred by an Indemnitee in connection with enforcement of Sections 10.1 and 10.2 shall also be reimbursed by the indemnifying Party.
10.5    Limitation of Liability. EXCEPT FOR DAMAGES RESULTING FROM WATERSTONE’S BREACH OF THE SCOPE OF THE LICENSES GRANTED (OR ASSOCIATED RESTRICTIONS OR OWNERSHIP PROVISIONS), AND THE PARTIES’ RESPECTIVE OBLIGATIONS REGARDING INDEMNIFICATION OR THE PROTECTION OF CONFIDENTIAL INFORMATION, TO THE FULL EXTENT ALLOWED BY LAW THE PARTIES EXCLUDE ANY LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR ANY OTHER LEGAL THEORY, FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND, OR ANY DAMAGES THAT ARE NOT DIRECT, OR LOST PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

11.	TERM; TERMINATION.
11.1    Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 11, shall expire upon the termination of Waterstone’s last obligation to pay royalties pursuant to the provisions of Section 6 of this Agreement.
11.2    Termination for Cause. Either Party (the “non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other Party (the “breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for [*] after written notice thereof was provided to the breaching Party by the non-breaching Party (or, if such default cannot be cured within such [*] period, if the breaching Party does not commence and diligently continue actions to cure such default during such [*] period). Any such termination shall become effective at the end of such [*] period unless the breaching Party has cured any such breach or default prior to the expiration of such [*] period (or, if such default cannot be cured within such [*] period, if the breaching Party has commenced and diligently continued actions to cure such default). The right of either Party to terminate this Agreement as provided in this Section 11.2 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

11.3	Effect of Expiration or Termination.
(a)Following expiration of the term of this Agreement Waterstone, to the extent required by law, shall have a non-exclusive, royalty-free, perpetual right to continue to make, have made, use, market, distribute, sell, export within the Territory and/or import all Products in all countries in the Territory in the Field, and the non-exclusive, perpetual and paid-up right to use the Licensed Technology in connection therewith.
(b)If this Agreement is terminated by Scynexis pursuant to Sections 3.2, 11.2, or 13.5(d) by reason of a breach by Waterstone, in addition to any other remedies available to Scynexis at law or in equity: (i) Waterstone shall promptly transfer to Scynexis copies of all data, reports,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

records and materials in Scynexis’ possession or control that relate to the Products and return to Scynexis all relevant records and materials in Waterstone’s possession or control containing Confidential Information of Scynexis (provided that Waterstone may keep one copy of such Confidential Information of Scynexis for archival purposes only); (ii) all licenses granted by Scynexis to Waterstone hereunder shall terminate; and (iii) Waterstone shall transfer to Scynexis ownership of all INDs, Registration Applications, Registrations and other regulatory filings made or filed for any Product. Furthermore, Scynexis shall have a fully-paid, non- exclusive, perpetual right to continue to use patents or know-how that embody or relate to the Inventions described in Section 4.4 solely for the purposes set forth in Section 4.44.4.

11.4	Accrued Rights; Surviving Obligations.
(a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.
(b) All of the provisions of Sections 7.3, 7.4, 7.5, 8.1, 9, 10, 11.3, 11.4, 13.6, and 14 and all other provisions in this Agreement which due to their subject matter would ordinarily and reasonably be expected to survive termination, relinquishment or expiration of this Agreement, shall survive termination, relinquishment or expiration of this Agreement for any reason.

12.	FORCE MAJEURE.
(a) Events of Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Scynexis or Waterstone, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

13.	COMPLIANCE WITH LAW AND ETHICAL BUSINESS PRACTICES.
13.1    Each Party shall perform its obligations under this Agreement in compliance with the requirements of applicable law.
13.2    Waterstone acknowledges that Scynexis’ corporate policy requires that Scynexis’ business must be conducted within the letter and spirit of the law, including the U.S. Foreign Corrupt Practices Act. By signing this Agreement, Waterstone agrees to conduct the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

activities contemplated herein in a manner which is consistent with both law and good business ethics.
13.3    Without limitation of the foregoing, Waterstone warrants that none of its employees, Agents, officers or other members of its management are officials, officers, Agents, representatives of any government or international public organization. No member of the Waterstone Group (for purposes of this Section 13, Waterstone and its Affiliates) has offered or given, or will offer or give, and there is no person that has offered or given on any of their behalf, nor will offer or give, anything of value to any official of a Governmental Authority, any political party or official thereof or any candidate for political office, any customer or member of any Governmental Authority, or any other person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Authority or any candidate for political office, for the purpose of:
(a)influencing any action or decision of such person, in such person’s official capacity, including a decision to fail to perform such person’s official function;
(b)inducing such person to use such person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist a member of the Waterstone Group in obtaining or retaining business for, with, or directing business to, any person; or
(c)where such payment would constitute a bribe, kickback or illegal or improper payment to assist a member of the Waterstone Group in obtaining or retaining business for, with, or directing business to, any person.
13.4    No member of the Waterstone Group nor any of their directors, officers or employees, or representatives, with respect to the business of the Group, has taken or will take any action in violation of applicable:
(a)anti-money laundering or anti-bribery laws;

(b)	economic sanctions and trade embargo laws;
(c)import and export laws, including those regulating (A) the shipment or transfer of goods, equipment, materials, and software from one country or territory to another; or (B) the transfer of technology and services from a national of one country or territory to another.
13.5    No member of the Waterstone Group nor, so far as Waterstone is aware, any director, officer or employee of any member of the Waterstone Group:
(a)is currently subject to any sanctions administered by the U.S. Department of the Treasury (“OFAC”) or any similar sanctions imposed by the European Union, the United Nations or any other body, governmental or other (collectively, “Other Economic Sanctions”); or
(b)Waterstone will not, directly or indirectly, use any proceeds received by it under this Agreement or lend, contribute or otherwise make available such proceeds to any other person

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

or entity, for the purpose of financing the activities of any person currently subject to any sanctions administered by OFAC or any Other Economic Sanctions.
(c)Waterstone and its Affiliates have in place internal financial and management controls and procedures that are designed to monitor, audit, detect and prevent any prohibited payments, any violations of sanctions administered by OFAC or any Other Economic Sanctions.
(d)Waterstone’s failure to abide by the provisions of this Section 13 shall be deemed a material breach of this Agreement. Scynexis may in such case and with immediate effect terminate this Agreement at its sole discretion upon written notice to Waterstone and without prejudice to any other remedies that may be available to Scynexis.
13.6    Waterstone shall indemnify and hold Scynexis and any of its Affiliates harmless from and against any and all liabilities suffered by Scynexis and any of its Affiliates (including all costs and reasonable attorneys’ fees associated with defending against such claims) that may arise by reason of the acts or omissions of Waterstone or other Third Parties acting on Waterstone’s behalf which would constitute a violation of this Section 13.

14.	MISCELLANEOUS.
14.1    Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.
14.2    Assignment. Neither Party may assign its rights or duties hereunder without the express written consent of the other Party, except that such Party may assign all, but not less than all, of its rights and transfer its duties hereunder to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of this Party’s merger, consolidation or involvement in a similar transaction. No assignment and transfer by such Party shall be valid or effective, and shall be void, unless done in accordance with this Section 14.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement. Scynexis may assign all or any part of this Agreement and/or its rights and duties hereunder freely so long as the assignee/transferee shall agree in writing to be bound by this Agreement; provided, however, the assignee/ transferee shall cooperate in good faith with Waterstone to effect any such assignment in a manner which appropriately considers the time and costs involved for Waterstone.
14.3    Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates shall be maintained in accordance with generally accepted accounting principles, consistently applied.
14.4    Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
14.5    Scynexis and Waterstone agree that they will duly cooperate in execution and registering with required governmental authorities this Agreement and/or any other agreements (including, entering into separate license agreements, as applicable) in accordance

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

with which Waterstone and/or Scynexis are granted rights and licenses in order to effectuate the rights and licenses granted hereunder. Scynexis and Waterstone shall execute and cause any Third Parties to execute any and all documents and perform and cause any other Third Parties to perform any and all actions necessary to ensure that this Agreement and/or any other agreements granting Waterstone and/or Scynexis rights and licenses duly comply with all applicable government requirements. All costs of filings such documents in the Territory shall be borne by Waterstone.

14.6	Notice.
(a)Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:
In the case of Scynexis, to:
Scynexis, Inc.
3501C Tricenter Blvd
Durham, NC 27713
Attention: General Counsel
Facsimile No.: +1-919-544-8697
In the case of Waterstone, to:
Waterstone Pharmaceutical (HK) Limited
Suite 3201, Tower Two, Lippo Centre
89 Queensway Admiralty, Hong Kong
Attention: Faming Zhang
Facsimile No.: +86 27 87531746
(b)All correspondence, notices and other communications of any kind whatsoever given between the Parties, including, without limitation, all data, information and reports relating to all regulatory filings, shall be promptly provided to the other Party in English, or as an English translation thereof, as the case may be.
14.7    Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party (including, without limitation, the Trademark) for any purpose in connection with the performance of this Agreement.
14.8    Public Announcements. Neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party’s Confidential Information; provided, however, that it shall not be a breach of this Section 14.8 for either Party to disclose this Agreement or any part thereof, pursuant to a legal requirement, such as the necessity to disclose this Agreement in conjunction with filings with the U.S. Securities and Exchange Commission, provided that the Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

by a Party with the U.S. Securities and Exchange Commission or in any other disclosure pursuant to a legal requirement.
14.9    Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.
14.10    Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, re-export or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.
14.11    Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
14.12    Amendment. No amendment, modification or supplement of any provisions of this Agreement (including any exhibit attached hereto) shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.
14.13    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to conflicts of law principles of such state.
14.14    Arbitration. In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the Parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. If they do not reach such solution within a period of 60 days, then, upon notice by either Party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules in effect on the Effective Date of this Agreement. The number of arbitrators shall be three. The place of arbitration shall be New York, New York. The language to be used in the arbitral proceedings shall be English.
14.15    Entire Agreement.    This Agreement and the other documents and agreements executed in connection herewith and therewith, together with the schedules and exhibits to any of the foregoing, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

14.16    Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.
14.17    Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.
14.18    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, but all such counterparts taken together shall constitute one and the same agreement.
14.19    Parties’ bank account details.
Scynexis
Banking Details:
[*]
Account Name: SCYNEXIS, Inc.
Acct # [*]
SWIFT ID: [*]
Routing/ABA# [*]
Waterstone
Banking details:
[*]
Account # [*]
SWIFT ID: [*]
[Signature Page Follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

SCYNEXIS, INC.
By:         /s/ Yves, J. Ribiell
Name:          Yves, J. Ribiell
Title:         President and CEO

WATERSTONE PHARMACEUTICAL (HK) LIMITED
For and on behalf of
Waterstone Pharmaceutical (HK) Limited
By:     /s/ Faming Zhang
Authorized Signature(s)
Name:         Faming Zhang
Title:         CEO

[SIGNATURE PAGE TO EXCLUSIVE LICENSE AGREEMENT]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

EXHIBIT A
PATENTS
SCY-635

Ref.	Country	Filing date	Application. No.	Patent No.
[*]	[*]	[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

EXHIBIT B
SCY-575 AND SCY-116 PATENTS

U.S. Patent Application Nos. [*]
PCT Application No. [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

EXHIBIT C
Know-How

Documents contained in SCY-635 and SCY-575 electronic data rooms, including:
[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.